UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The Williams Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO NOTICE OF THE 2024 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT DATED MARCH 20, 2024 FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2024.

This Supplement provides updated information regarding the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of The Williams Companies, Inc. (“Williams”) to be held on Tuesday, April 30, 2024.

On March 20, 2024, Williams commenced distributing to its stockholders the Notice of the 2024 Annual Meeting of Stockholders and Definitive Proxy Statement for the Annual Meeting and the Notice of Internet Availability of the Proxy Materials. This Supplement, which describes a recent change in the stockholder proposal, should be read in conjunction with these documents.

Withdrawal of Stockholder Proposal

The proponent of Proposal 5: Stockholder Proposal Requesting the Company Issue a Report Assessing Policy Options Related to Venting and Flaring, if Properly Presented at the Annual Meeting (“Proposal 5”) has withdrawn the proposal. Therefore, Proposal 5 will not be presented or voted upon at the Annual Meeting, nor will any votes cast in regard to Proposal 5 be tabulated or reported.

Voting Matters

Notwithstanding the withdrawal of Proposal 5, the proxy card and voting instruction forms distributed or presented online with the Proxy Statement remain valid, and Williams will not distribute new voting instructions or proxy cards. None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy cards or voting instruction forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or voting instruction form.

If you have already returned your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. If you have not yet returned your proxy card or voting instruction form, please complete the proxy card or voting instruction form, disregarding Proposal 5.

Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is available in the Proxy Statement

BY ORDER OF THE BOARD OF DIRECTORS

Robert E. Riley Jr.

Vice President and Assistant General Counsel – Corporate Secretary and Corporate Strategic Development

March 20, 2024.